Exhibit 10.22
RECEIVABLES ASSIGNMENT MASTER AGREEMENT
BETWEEN
AGCO FINANCE SNC
- hereinafter referred to as “AGCO Finance” -
and
AGCO DISTRIBUTION SAS
- hereinafter referred to as “Seller” -

Table of Contents

1. SCOPE OF THE AGREEMENT	3

2. ASSIGNMENT AND ACQUIREMENT	3

3. SCOPE OF ASSIGNMENT	5

4. SELLER’S UNDERTAKINGS	6

5. AGCO FINANCE’S UNDERTAKINGS	7

6. PURCHASE LIMIT	7

7. REVERSAL OF ASSIGNMENT	8

8. LIABILITY OF SELLER FOR THE ASSIGNED RECEIVABLES	8

9. COLLECTION OF RECEIVABLES, PROCEDURE WITH RESPECT TO PURCHASED RECEIVABLES	9

10. AGCO FINANCE BEARS THE CREDIT RISK	9

11. PAYMENT MADE TO THE SELLER	10

12. OBJECTIONS TO THE RECEIVABLES	10

13. RETURNED GOODS	11

14. FEES (INTEREST FEE AND SERVICING FEE)	11

15. ACCOUNTING	12

16. INSPECTION RIGHTS, REGISTRATION AND DATA PROCESSING	12

17. ASSIGNMENTS	12

18. COMMENCEMENT DATE, TERM AND TERMINATION	13

19. SETTLEMENT OF THE AGREEMENT AFTER ITS TERMINATION	13

20. DATA PROTECTION	13

21. MISCELLANEOUS	14

APPENDIX 1 CERTAIN DEFINITIONS	15

APPENDIX 2 DEALER AGREEMENT	17

APPENDIX 3 CERTAIN TERMS	34

APPENDIX 4 ASSIGNMENT SCHEDULE	37

This Agreement is entered into on 29 January 2009
BETWEEN
AGCO Distribution SAS, a French société par actions simplifiée with a share capital of EUR7,037,000, having its registered office at 41 avenue Blaise Pascal 60000 Beauvais, France, registered with the commercial registry of Beauvais under number 501 428 437, represented by Richard Markwell, duly authorised (the “Seller”),
AND
AGCO Finance SNC, a French société en nom collectif, with a share capital of EUR 4.724.400, having its registered office at Avenue Blaise Pascal, 60000 Beauvais, France, registered with the commercial registry of Beauvais under number 388 432 023, represented by Cyrille de Taillac, duly authorised (“AGCO FINANCE”),
PREAMBLE
(A)	The Seller supplies specific goods to dealers who are located in the metropolitan territory of France.

(B)	AGCO FINANCE wishes to purchase the receivables originated by the supply of such goods, which are owed to the Seller by the dealers and to assume the debtor management in relation to such receivables.

(C)	This Agreement (as defined below) sets forth the essential terms and conditions applying to the purchase of these receivables and the debtor management for the Seller’s outstanding receivables.
Now, therefore, the parties agree to the following agreement for the purchase and collection of receivables (hereinafter, the “Agreement”).
Except if otherwise provided for in this Agreement, all capitalised terms used in this Agreement shall bear the meanings ascribed to them in Appendix 1 of this Agreement.
1. Scope of the Agreement
1.1.	As of the date hereof, this Agreement shall apply to all assignments by the Seller and acquirements by AGCO FINANCE of Receivables, even if no express reference is made to this Agreement. This Agreement also applies to the debtor management implemented by AGCO FINANCE for the Seller.

1.2.	This Agreement regulates the terms and conditions of the assignment and acquirement of the Receivables and the collection of the Receivables conclusively. In particular, the Seller Terms and Conditions shall not form part of this Agreement irrespectively of whether they deviate from or supplement the terms and conditions of this Agreement.

1.3.	All the appendices to this Agreement including Appendix 1 – Certain Definitions shall form an integral part of this Agreement.
2. Assignment and Acquirement
2.1.	During the term of this Agreement, the Seller shall assign and AGCO FINANCE shall acquire, in accordance with the provisions of articles L.313-23 et seq. of the

Code, all Receivables that qualify for assignment and acquirement under Section 2.8 below.

2.2.	The amount of each Receivable shall equal the gross amount stated in the output invoice of the Seller to its Dealers, together with all ancillary costs such as packaging and shipment, assembly, and any VAT.

The purchase price for a Receivable purchased by AGCO FINANCE shall equal the nominal value of the respective Receivable within the meaning of this Section 2.2.

Notwithstanding the provisions of Article 8.2, if the Seller issues a credit note related to the whole of a Receivable which were assigned to AGCO FINANCE, the Seller commits to assign that credit note to AGCO FINANCE and pay back the gross amount of such credit note to AGCO FINANCE.

2.3.	The output invoice must clearly indicate the legal basis for the Receivable, and in particular the contractually agreed specifications as to the volume and nature of the Goods sold as well as detail concerning the purchase price, in particular its amount, due date and any time limits for discounts and bonuses.
2.4.	To the extent the Seller has charged for other services under the agreement giving rise to a Receivable (e.g. packaging, delivery, assembly), in addition to the sale of the Goods, the amount relating to the sale of the Goods and the supply of the services must be invoiced separately (and, for the avoidance of doubt, the receivable under such separate invoice for other services shall not be deemed to be a Receivable and not be assignable hereunder).

2.5.	Any deductions from the Receivable, which cannot be inferred from the invoice, must be notified by the Seller to AGCO FINANCE prior to the purchase of the Receivable.

2.6.	AGCO FINANCE shall pay the Purchase price to the Seller within two Business Days after the assignment of the Receivable has taken place and, at the last working day of a financial quarter, AGCO FINANCE shall use its best efforts to pay the Purchase price on the same Business Day of the assignment of Receivables.

2.7.	If, in respect of any contract between the Seller and any of its Dealers, more than one invoice will be issued by the Seller, then the assignment of the Receivable under such contract shall encompass all invoices to be issued in respect thereof.

2.8.	Each Receivable shall meet the following criteria:
2.8.1.	there is no prohibition on its assignment;

2.8.2.	it is not subject to an existing current account relationship between the Seller and the respective Dealer;

2.8.3.	the Dealer has entered into the Dealer Agreement according to the Seller Terms and Conditions, and has thus declared its consent to the Receivable being assigned to and collected by AGCO FINANCE;

2.8.4.	the Seller has sold the Goods to which it relates subject to reservation of title;

2.8.5.	the contract pursuant to which it arises is subject to French law;

2.8.6.	it is free from objection or complaint except for the agreements on the deferred payment according to the Dealer Agreement;

2.8.7.	it is not in arrears at the time of its purchase;

2.8.8.	its value offered for purchase — together with the total value of Receivables already purchased, but not settled — does not exceed the purchase limit granted to the respective Dealer pursuant to Section 6 (for the purpose of this criteria, direct debit collections are deemed to be paid in full on the value date of such collections);

2.8.9.	no portion of it will be purchased, only full value of individual invoices;

2.8.10.	at the time of the assignment the Seller has not been notified of any notice of insolvency served on the Dealer;

2.8.11.	the Seller is its unrestricted owner and is able to dispose of it;

2.8.12.	the Seller is not in possession of the Goods at the time of its purchase.
3. Scope of Assignment
3.1.	On the Business Day following the day on which the Seller has supplied the Goods to the Dealer, the Seller shall submit to AGCO FINANCE:
3.1.1.	an Assignment Schedule including the corresponding Receivables;

3.1.2.	for Receivables relating to Goods of Massey Ferguson and Valtra brands, invoice data related to the assigned Receivables or electronic access to the Seller’s relevant systems to enable printing by AGCO FINANCE of the issued invoices; and
3.1.3.	for Receivables relating to Goods of Fendt brand, copies of the issued and sent invoices related to the assigned Receivables until electronic access is granted to the Seller’s relevant systems to enable printing by AGCO FINANCE of the issued invoices.
3.2.	The submission of the Assignment Schedule and copies of such invoices (or the granting of electronic access to the Seller’s relevant systems to enable printing by AGCO FINANCE of such invoices) shall be deemed an assignment by the Seller to AGCO FINANCE of the Receivables described in the invoices and other documents submitted in accordance with the terms and conditions of this Agreement. In case access to the Seller’s relevant systems is not possible for whatever reason (failure of the systems, etc.), copies of the issued invoices must be provided by the Seller to AGCO Finance; an electronic form of such invoices is accepted by AGCO FINANCE.

3.3.	Ownership of the Receivables and benefit of the retention of title of the Goods shall vest in AGCO FINANCE immediately upon the date inserted by AGCO FINANCE on the corresponding Assignment Schedule at the time of its delivery to AGCO FINANCE. The Seller further assigns to AGCO FINANCE, in respect of all Receivables being assigned hereunder, all its rights (including the right to repossess the Goods sold) under each agreement concluded between the Seller and the Dealers.

3.4.	The Seller will duly notify in writing the Dealer that all rights of the Seller under the agreement between the Seller and the Dealer have been transferred to AGCO FINANCE and send a copy of such notification to AGCO FINANCE. However, the Seller’s obligations towards the Dealer according to the agreement between the Seller and the Dealer shall remain unchanged.

3.5.	The vehicle registration documents attached to the Goods (in particular the certificate of compliance (certificat de conformité)) shall be assigned by the Seller to AGCO FINANCE; the Seller shall retain in safe custody those vehicule registration documents (including the certificate of compliance), on behalf of AGCO FINANCE for no consideration. When the Seller hands over to third parties those vehicle registration documents relating to the Goods assigned to AGCO FINANCE, the Seller must immediately inform in writing AGCO FINANCE.

3.6.	The Seller shall exercise the rights and claims assigned under this Section 3 to AGCO FINANCE on behalf of AGCO FINANCE until such authority is revoked. Any acts which represent a disposal may not be undertaken by the Seller.

3.7.	In the event that a Dealer culpably does not make due payment of a Receivable assigned pursuant to this Agreement, AGCO FINANCE shall be entitled to enforce all security interest against the Dealer.
4. Seller’s undertakings
4.1.	The Seller shall provide AGCO FINANCE with the following documents:
4.1.1.	copies of all contracts entered into between the Seller and the Dealer and relating to the sale of Goods, from which, in particular, the name and the address of the respective Dealer can be inferred;

4.1.2.	on a quarterly basis, a detail listing of all security interests granted by the Dealers or on their behalf to the Seller; upon reasonable demand of AGCO Finance, the Seller will provide AGCO Finance with copies of requested security interests within a reasonable period of time.

4.1.3.	where the Seller has acquired the Goods from its supplier under reservation of title, copies of the respective agreements;

4.1.4.	to the extent that the Seller has already paid the VAT related to the assigned Receivable at the time of the assignment, documents evidencing that the said VAT has been properly declared and paid to the relevant tax authorities; should such VAT be or become payable by the Seller after the assignment of the Receivable, the Seller shall provide the above mentioned documents as soon as possible and no later than 8 (eight) days following the date on which the VAT has been paid.

4.1.5.	to the extent that Seller has such documents in its possession (and subject to any applicable data protection or privacy requirements, rules or law), relevant and contemporaneous documents as to the creditworthiness of the respective Dealer, in particular its financial accounts, bank and trade references, commercial register extract and articles of association.
4.2.	On seven days written notice, AGCO FINANCE shall be entitled to inspect at the premises of the Seller all relevant original documentation referred to in Sections 3.6 and 4.1 above.

4.3.	The Seller shall inform AGCO FINANCE of any amendments to the Seller Terms and Conditions prior to such amendments becoming effective.

5. AGCO FINANCE’s undertakings
5.1.	Assignment of Receivables

If and to the extent a purchase limit has been established for a particular Dealer in accordance with Section 6, and if this purchase limit, taking into account the Receivables already purchased for such Dealer, is not exhausted and the respective Dealer is not in breach of any other obligations to AGCO FINANCE, AGCO FINANCE shall accept the assignment of the Receivables having been assigned by the Seller pursuant to the terms and conditions of this Agreement. The right of AGCO FINANCE not to acquire a Receivable in accordance with Section 6 of this Agreement, and its right to revert the assignment of Receivables in accordance with Section 7 of this Agreement shall remain unaffected hereby.

5.2.	Information undertaking

Upon AGCO FINANCE giving notice to any Dealer of any breach of such Dealer’s obligations pursuant to the relevant Dealer Agreement or any other agreement entered into between AGCO FINANCE and such Dealer, AGCO FINANCE shall without delay inform the Seller of such notice.
6. Purchase limit
6.1.	Prior to the first assignment of Receivables relating to a particular Dealer, AGCO FINANCE shall advise the Seller whether it has established a purchase limit for such particular Dealer, up to which limit AGCO FINANCE agrees to acquire Receivables pursuant to this Agreement for that Dealer provided, however, that AGCO FINANCE shall not be obligated to acquire any Receivable that is reasonably determined does not conform to the AGCO Finance customary standards or historic courses of action for the purchase of receivables including any AGCO Finance Credit or Collection Policies (or other documents to the same effect).. AGCO FINANCE shall decide whether to establish such a purchase limit or whether to change the amount of such purchase limit in its sole discretion taking into account bank customary considerations.

6.2.	AGCO FINANCE may increase or reduce the amount of the purchase limit for a particular Dealer during the term of this Agreement subject to the provisions of Section 6.3 below. The purchase limit can in particular be reduced if, taking into account standard principles for determining creditworthiness, AGCO FINANCE establishes, on the basis of its business dealings with the Dealer that such Dealer’s creditworthiness had deteriorated. This shall, in particular, be the case if the Dealer’s payments are repeatedly delayed or if there has been a protest or notice of dishonour with respect to its cheques or bills of exchange. Any variation to a purchase limit shall only affect those Receivables that are offered for sale to AGCO FINANCE after the variation in the purchase limit becoming effective.

6.3.	AGCO FINANCE shall notify the Seller without delay, of the variation to the purchase limit. AGCO FINANCE shall also notify the Seller of the extent to which the current purchase limit has been utilized. Such notifications can be made by e-mail, fax or by granting the Seller access to a website.

6.4.	So long as the Seller has a business relationship with a Dealer and a purchase limit continues to exist for such Dealer, AGCO FINANCE may request from the Dealer, at least every twelve months, all documents necessary to assess the creditworthiness of a particular Dealer, in particular those stated in Section 4.1. The Seller shall support AGCO FINANCE in obtaining such documents.

6.5.	For the purposes of establishing which Receivables are ineligible because the purchase limit is exceeded:
6.5.1.	the earliest dated Receivables will be purchased first (the invoice date will determine the date of the Receivable);

6.5.2.	the last dated Receivables, the purchase of which would result in the purchase limit to be exceeded (and all later Receivables) will no longer be purchased;

6.5.3.	to the extent that a purchase limit is still available but does not cover all Receivables of the same date, then the Receivables for smaller amounts will be purchased before the Receivables for larger amounts;

6.5.4.	the Receivable, the purchase of which would result in the purchase limit to be exceeded (and all other Receivables for larger amounts) will no longer be purchased.
7. Reversal of Assignment
7.1.	AGCO FINANCE may reverse the assignment of a Receivable if, at the date of the assignment:
7.1.1.	the purchase limit as described in Section 6 above is exceeded; or

7.1.2.	the criteria set out in Section 2.8 have not been observed.
Any reversal by AGCO FINANCE of any assignment hereunder shall be made in writing and AGCO FINANCE shall simultaneously notify in writing the relevant Dealer.

7.2.	Without prejudice to the provisions of Article 12 hereafter (in particular), any reversal by AGCO FINANCE under Articles 7.1.1 and 7.1.2 above shall be made within five Business Days of receipt of the assignment of the relevant Receivables.

7.3.	For the avoidance of doubt, the Seller shall upon reversal of any assignment repay to AGCO FINANCE all sums received upon the original assignment of the Receivable, including any VAT related thereto, and as the case may be shall be solely responsible for the obtaining of any refund of the said VAT from the relevant tax authorities.
8. Liability of Seller for the assigned Receivables
8.1.	The Seller represents and warrants to AGCO FINANCE the legal existence of the Receivables and the validity of the assignment of such Receivables to AGCO FINANCE, and that the Receivables are free of objections and rights of third parties at the time of the assignment.

8.2.	Seller also represents and warrants, that the legal existence of the Receivables assigned will not subsequently change, in particular, that such Receivables will not be extinguished by agreement with the Dealer or as a result of contestation or set-off.

8.3.	Moreover, the Seller shall be liable for the fact that the Dealer shall not be able to bring an objection or defence arising on the basis of the agreement giving rise to the Receivable (e.g. right to further performance, rectification, substitution, reduction in the purchase price, recession, damages, to expenses and to rights of retention).

8.4.	Any statement which could affect the existence or content of an agreement entered into with a Dealer and giving rise to a Receivable, in particular statements regarding termination, amendment or cancellation of the agreement, may only be made by the Seller with the prior consent of AGCO FINANCE, such consent not to be unreasonably withheld.

8.5.	If the Seller breaches any of the obligations it has assumed pursuant to Sections 8.1 to 8.4 above, AGCO FINANCE may request the Seller to rectify such defect. Unless the Seller rectifies such defect within 14 days, AGCO FINANCE may reduce the purchase price, or revert the assignment and cancel, set-off or require cash repayment (as the case may be) of the purchase price in respect of the relevant Receivable.
9. Collection of Receivables, procedure with respect to purchased Receivables
9.1.	The invoices shall state clearly and legibly that the debt owed, as stated in the invoice and all rights under the agreement with the Dealer (including the right to repossess the Goods sold) have been assigned to AGCO FINANCE and that the debt will only be satisfied if payment is made to AGCO FINANCE (by transfer of the payment to the AGCO FINANCE account) as follows:

In French: “La créance relative à la présente facture, ainsi que tous les droits y attachés, ont été cédés à AGCO FINANCE SNC (RCS Beauvais n°388 432 023) conformément aux articles L.313-23 à L.313-34 du Code Monétaire et Financier. Le paiement doit exclusivement être effectué à l’ordre d’AGCO FINANCE SNC conformément aux dispositions du Protocole d’Accord [Concessionnaire/Distributeur] signé.

Veuillez aviser immédiatement AGCO FINANCE SNC de tout fait qui s’opposerait à son paiement”.

In English : “The receivable related to this invoice and all its attached rights have been assigned to AGCO FINANCE SNC (Registered at Beauvais under the following number : 388 432 023) according to Articles L313-23 to L313-34 of the French Code Monétaire et Financier. Payment to clear the debt can only be made to AGCO FINANCE SNC according to the signed Dealer Agreement.

Please inform AGCO FINANCE SNC of anything which could delay or prevent from the payment of such invoice. ”

The above text shall be printed on the invoice in French. The English version is provided for information purposes only.

Such notification shall constitute the notice of assignment to the Dealers in accordance with article L.313-28 of the Code.
10. AGCO FINANCE bears the credit risk
10.1.	Subject to Sections 10.2 and 12, and notwithstanding article L.313-24 of the Code, the assignment of Receivables shall be without recourse against the Seller in the event that a Receivable remains unpaid for any reason, including as a result of a Dealer being subject to Insolvency Proceedings and the Parties agree that the Seller shall not be jointly liable for the payment of the assigned Receivables in such circumstances.

10.2.	Notwithstanding the above, AGCO Finance shall immediately upon becoming aware of a Dealer being subject to Insolvency Proceedings inform the Seller that the Receivable has become a Defaulted Receivable and provide the Seller with all documents evidencing that the Receivable has become a Defaulted Receivable. Upon receipt of the information and document provided by AGCO Finance, the Seller shall issue to the relevant Dealer(s) a revised invoice in accordance with Article 272.1° of the French Tax Code and shall endeavour all necessary steps in order to obtain a refund of the VAT initially paid by the Seller in relation to the Defaulted Receivable.

The Seller shall pay over to AGCO FINANCE the sums corresponding to the claimed VAT refund within 30 (thirty) days of receipt of such sums.

10.3.	Subject to Section 10.4 below, the Seller shall have the right (but no obligation whatsoever) to repurchase any Defaulted Receivables by paying the Repurchase Price to the Seller.

10.4.	Further to the repurchase of the Defaulted Receivables, the Seller shall endeavour all and every necessary steps in order to obtain a refund of the VAT initially paid in relation to the Defaulted Receivables in accordance with Article 272.1° of the French Tax Code and, in particular, the Seller shall issue a revised invoice to the relevant Dealer(s).

The Seller shall pay over to AGCO Finance the sums corresponding to the claimed VAT refund within 30 (thirty) days of receipt of such sums.

10.5.	The right of the Seller to repurchase any Defaulted Receivables is subject to the conditions precedent that:
10.5.1.	the Seller shall have provided to AGCO FINANCE written notice of such repurchase on or prior to the Repurchase Date;

10.5.2.	AGCO FINANCE shall have (simultaneously with delivery of the notice referred to in Section 10.5.1 above) delivered a written agreement for the repurchase of the relevant Receivables.
10.6.	Upon execution by both parties of the documentation referred to in Section 10.5.2 above all of AGCO FINANCE’s right, title and interest in, to and under each and every repurchased Receivable included in the required documentation shall be immediately and automatically resold and reassigned to the Seller.
11. Payment made to the Seller
11.1.	Any payment that the Seller receives for any Receivable that is assigned to AGCO FINANCE shall be held by the Seller as agent (mandataire) for AGCO FINANCE.

11.2.	The Seller shall immediately separate the cheques or bills of exchange from its own funds and keep them separated until they are sent duly endorsed to AGCO FINANCE, indicating the name of the Dealer and the number of the invoice. Any payment by transfer shall be immediately forwarded to AGCO FINANCE.

11.3.	The relevant Dealer shall be reminded by the Seller of the assignment of the Receivable and requested to make all future payments in accordance with the notification according to Section 9.1.
12. Objections to the Receivables
12.1.	If the Dealer asserts any Objections, AGCO FINANCE shall inform the Seller of the same. The Seller will make a statement vis-à-vis AGCO FINANCE within 30 days of the Objection becoming known to it and shall make available to AGCO FINANCE all information necessary to counter the Objections. The Seller may also declare that it will remedy the Objections within a further 30 days and carry out all measures necessary at its expense.

12.2.	If the Seller does not make any statement or the Seller recognizes the Objections by the Dealer, AGCO FINANCE may assert the rights pursuant to Section 8.5.

12.3.	If the Seller does not recognize the Objections, AGCO FINANCE will demand payment from the Dealer once more. Should the Dealer not pay within 14 days of such further demand, AGCO FINANCE shall inform the Seller on such non payment. AGCO FINANCE will then pursue collection of the Receivable by court action. The Seller shall provide its assistance to AGCO FINANCE in this.

12.4.	To the extent that the Receivable asserted does not exist in full or part subsequent to a court decision which became enforceable, AGCO FINANCE will charge the Seller the amount of the non-existent Receivable including VAT plus interest at the Interest Rate. from the origination date of the Receivable. In addition, the Seller shall reimburse AGCO FINANCE for all costs of the assertion by legal means of the Receivable in the ratio of the non-existent part of the Receivable to the amount of the Receivable asserted.

12.5.	If and to the extent necessary, AGCO Finance shall cooperate with the Seller and provide any information or document(s) that may be necessary in order to allow the Seller to obtain a refund of the VAT related to the non-existent Receivable from the relevant Dealer(s) in accordance with Article 272 1° of the French Tax Code.
13. Returned Goods
13.1.	The Seller shall inform AGCO FINANCE without delay, if Goods are returned, the Receivable for which has been assigned to AGCO FINANCE. At the same time, the Seller shall comment on the reasons for such return.

13.2.	The parties hereby agree that title to such Goods shall pass to AGCO FINANCE in the form of an agreement in advance, provided that such title has not already passed to AGCO FINANCE as part of the reservation of title pursuant to Section 3.

13.3.	Save in respect of accessories, the returned Goods must be identifiable by unmistakable serial numbers which must be imparted to AGCO FINANCE. The Seller shall keep custody of these Goods, free of charge, separate from any other Goods in the name and on behalf of AGCO FINANCE.

13.4.	The Seller shall replace the returned Goods with defect free goods without delay, if the reason for the return was a defect. In this case, AGCO FINANCE shall release the returned Goods. The terms and conditions of this Agreement shall apply to the substitute Goods.
14. Fees (Interest Fee and Servicing Fee)
14.1.	The Seller shall pay to AGCO FINANCE the Interest Fee, and a Servicing Fee, in the amounts as calculated in accordance with the provisions of Appendix 3.

14.2.	AGCO FINANCE will invoice the Seller the due Interest Fee including VAT and the due Servicing Fee including VAT once per month. Payment terms on these invoices will be paid by direct debit 10 days after the end of each month. If, for any reason whatsoever, such invoices are not paid at its due date, AGCO FINANCE is empowered to charge the Seller for default interest at a rate equal to three times the French annual legal rate (hereafter the “Annual Legal Rate”), without prejudice to any other right or remedy of AGCO FINANCE. The Annual Legal Rate is equal to 3,79% for year 2009 and is published by décret at the beginning of each calendar year. Such default interest shall be compounded in accordance with article 1154 of the French Code Civil.
15. Accounting
15.1.	AGCO FINANCE undertakes to pass on to the Seller on an ongoing basis notifications pursuant to which the Seller is in a position to infer the status of the business relationship between AGCO FINANCE and the Dealer. The notifications made by AGCO FINANCE have to put the Seller in a position to keep accounts in accordance with applicable commercial and tax law.

15.2.	The Seller undertakes to pass on to AGCO FINANCE in a timely manner and fully all documents necessary for AGCO FINANCE to keep proper accounts in relation to the Dealer.
16. Inspection rights, registration and data processing
16.1.	The Seller and/or AGCO FINANCE will conduct or arrange for third parties to conduct field audits of Dealers in accordance with the policies and at the direction of AGCO FINANCE. Such field audits will be performed at least twice a year. In conducting field audits, each party shall use the standards established by AGCO FINANCE or as mutually otherwise agreed. Each party shall furnish to the other party, upon request, any reports or information in its possession received or generated in connection with any field audit of a Dealer. Where a third party is contacted by AGCO FINANCE to conduct such field audits of Dealers, AGCO FINANCE will use reasonable endeavours to negotiate a contract with such third party which is competitive in the market place in respect of resource, service, price and quality. Prior to AGCO FINANCE entering into any contract with a third party for field audits, the terms of such contract shall be agreed with both the Seller and AGCO FINANCE acting reasonably to reach agreement on such terms. To the extent that AGCO FINANCE incurs any field audits costs by third parties, the Seller will reimburse AGCO FINANCE for such costs within ten (10) days of a request for reimbursement which request shall be accompanied by reasonable documentation supporting such costs and expenses.

16.2.	Data submitted to AGCO FINANCE by the Seller may be stored, processed and passed on to third parties to the extent necessary for the implementation of this Agreement and legally permissible. The Seller shall ensure that the Dealers give their written consent to such data processing by AGCO FINANCE.
17. Assignments
17.1.	AGCO FINANCE may assign, in whole or part, any of its rights pursuant to this Agreement at any time, subject to the Seller’s prior written consent, such consent not to be unreasonably withheld.

17.2.	Should the proposed assignment jeopardize the right of the Seller to obtain a refund of the VAT initially paid in connection with assigned Receivable in case of Receivables becoming Defaulted Receivables or non-existent Receivables after the assignment, then the Parties shall agree for a specific procedure to allow the said Receivables to be repurchased by the Seller so as to enable it to claim a refund of VAT in accordance with Article 272-1 of the French Tax Code.

17.3.	If AGCO FINANCE assigns any of its rights under this Agreement, it must inform the relevant Dealer of such assignment.
18. Commencement date, term and termination
18.1.	This Agreement shall become effective on 29 January 2010.

18.2.	This Agreement shall continue until or unless it is terminated in accordance with this Section 18.

18.3.	Without prejudice to Section 18.4 below,
18.3.1.	the Seller may terminate this Agreement at any time with a 90-days prior written notice to AGCO FINANCE (such notice not to expire on or before 31 December 2010);

18.3.2.	AGCO FINANCE may terminate this Agreement at any time with a 364-days prior written notice to the Seller;

18.3.3.	either party may terminate this Agreement with a 30 days prior notice if the shareholders agreement entered into between De Lage Landen Leasing SAS and AGCO Distribution SAS in relation to AGCO Finance on September 15, 1992 (as amended from time to time) is terminated.
18.4.	Any party may, by notice to the other party, terminate this Agreement if:
18.4.1.	such other party is unable or admits its unability to pay its debts as they fall due by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

18.4.2.	such other party is in a state of cessation des paiements within the meaning of Article L.631-1 of the French Code de Commerce;

18.4.3.	a moratorium is declared in relation to any indebtedness of such other party;

18.4.4.	a judgement for sauvegarde, redressement judiciaire or liquidation judiciaire is rendered in relation to such other party under Articles L.620-1 to L.644-6 of the French Code de Commerce.
18.5.	Any termination of this Agreement must be in writing.
19. Settlement of the Agreement after its termination
19.1.	AGCO FINANCE shall perform all services that it has agreed to perform pursuant to this Agreement in relation to all Receivables assigned prior to the termination of this Agreement becoming legally effective and not reverted in accordance with this Agreement.

19.2.	The termination of this Agreement shall not affect any obligations of the Seller with respect to Receivables assigned to AGCO FINANCE prior to the termination of this Agreement becoming legally effective and not reversed under the terms hereof, in particular the liability or any repurchase obligations.
20. Data protection
Each party, in its capacity as data controller, shall comply with the provisions of law N°78-17 dated 6 January 1978, as amended, on data processing, data files and individual liberties (the

“Law”), and in particular with respect to their respective prior declaration obligations and obligations to inform the persons to which such data relates.
The processing to be carried out by the parties under this Agreement shall be strictly limited to the performance of the rights and obligations stipulated under this Agreement and its subject matter.
The data collected and processed shall not be stored for a period longer than necessary for the purposes for which they are obtained and processed and to comply with their respective legal archiving obligations.
Each party shall respond to any request received from a person to which such data relates, enforcing its rights of access and modification and more generally with such persons’ rights listed under Article 39 of the Law.
Each party shall be responsible for taking all useful precautions, with regard to the nature of the data and the risks of the processing, to preserve the security of the data and, in particular, prevent their alteration and damage, or access by non-authorised third parties. It shall inform the other party of such request.
21. Miscellaneous
21.1.	This Agreement shall be governed by the laws of France and any dispute, controversy or claim shall be settled exclusively by the Tribunal de Commerce of Paris.

21.2.	If any provision of this Agreement, any of its appendices or any agreement entered into pursuant to this Agreement is invalid or becomes invalid or is incomplete or becomes incomplete, the legal effectiveness of the remaining provisions shall remain unaffected hereby. Instead of the invalid provision or to correct an omission, a provision shall apply which comes as close as possible to that which the parties intended or would have intended had they realized the provision was invalid or there was an omission.

21.3.	Any amendments to this Agreement must be in writing.

21.4.	This Agreement has been drafted in English.

Dated	2010	Dated	2010

AGCO DISTRIBUTION SAS		AGCO FINANCE SNC
Name :		Name :
Title :		Title :

Appendix 1
Certain Definitions
Unless otherwise specified in this Agreement, capitalised terms used in this Agreement shall bear the meanings ascribed to them below:
Agreement
means this Receivables Assignment Master Agreement.
Assignment Schedule
means an acte de cession de créances professionnelles drawn up in accordance with articles L.313-23 et seq. of the Code, according to the template attached as Appendix 4.
Business Day
means a day (other that a Saturday or a Sunday) on which banks are open for general business in Paris.
Code
means the French Code Monétaire et Financier.
Dealer
means the Seller’s dealer purchasing the Goods who has accepted the Seller Terms and Conditions and has signed a Dealer Agreement.
Dealer Agreement
means the dealer agreement in the form of the agreement set out in Appendix 2 of this Agreement to be entered into between AGCO FINANCE and each Dealer pursuant to the Seller Terms and Conditions.
Defaulted Receivables
means any Receivables:
(i)	as to which any payment due to be made by the relevant Dealer, or any part of such payment, remains unpaid for 90 days or more from the scheduled due date for such payment; or

(ii)	as to which the relevant Dealer has become subject to Insolvency Proceedings; or

(iii)	which has been or should be written-off as uncollectible in the books of AGCO FINANCE.
Demonstration Machines
means machines that are delivered to the Dealers for demonstration purposes and have a special discount.
Goods
means new Demonstration Machines, new Harvesting Machines and new Stocking Machines sold by the Seller to its Dealers
“Goods” exclude replacement or spare parts.
Harvesting Machines
means harvesting machines that are delivered to the Dealers for retail purposes
Insolvency Proceedings

means:
(i)	the relevant person is in a state of cessation des paiements within the meaning of Article L.631-1 of the French Code de Commerce;

(ii)	a moratorium is declared in relation to any indebtedness of the relevant person;

(iii)	a judgement for sauvegarde, redressement judiciaire or liquidation judiciaire is rendered in relation to the relevant person under Articles L.620-1 to L.644-6 of the French Code de Commerce.
Interest Fee
means the interest fee as determined in accordance with Appendix 3 of this Agreement.
Interest Rate
has the meaning ascribed to such term in Appendix 3 of this Agreement.
Objection
means any written objections to or complaints pertaining to the Receivables.
Receivables
Means the receivables held by the Seller against its Dealers for the sale of Goods and which comply with the criteria set out in Section 2.8 of this Agreement.
Repurchase Date
means the date on which a Defaulted Receivable is to be repurchased by the Seller, as determined by the Seller and notified in writing to AGCO FINANCE.
Repurchase Price
means the price, to be paid by AGCO FINANCE to the Seller, for the repurchase of Defaulted Receivables and equal to the initial purchase price of the Receivables net of any VAT bad debt relief claim or credit in respect of such Default Receivables.
Seller Terms and Conditions
means the Seller’s general terms and conditions for the sale of Goods to Dealers, updated from time to time.
Servicing Fee
means the servicing fee as determined in accordance with Appendix 3 of this Agreement.
Stocking Machines
means machines that will be in the stocking pool of the Dealers.